Filed Pursuant To Rule 433
Registration No. 333-153150
March 4, 2009
Frequently Asked Questions
1. WHAT ARE THE BENEFITS OF INVESTING IN GOLD?
Investors buy gold for both tactical and strategic reasons. Positive industry demand and supply dynamics mean that investors have recently bought gold for price appreciation purposes.
However, many investors buy gold for strategic reasons. Chief among these is the role that gold can play in portfolio diversification. Because the price of gold does not correlate with the price of mainstream financial assets, it is an effective tool for diversifying one’s portfolio.
Gold also has a history as an effective hedge against inflation and dollar weakness. Gold has also proved to be a safe-haven in times of geopolitical or financial duress.
2. HOW VOLATILE IS THE GOLD PRICE?
The gold price is typically slightly less volatile than major stock market indices, such as the S&P500, and is much less volatile than other commodities. For example, at the end of H1 2008, the 1-year volatilities of lead, copper, and brent crude oil were 48%, 30% and 29% respectively. The corresponding volatility of the gold price was only 20%. Differences of this magnitude are typical.
There are good reasons why gold is less volatile than other commodities. First, the gold market is deep and liquid, and is supported by the availability of large above-ground stocks. Because gold is virtually indestructible, nearly all of the gold that has ever been mined still exists and, unlike base metals or even other precious metals such as silver, much of it is in near-market form.
As a result, in the event of a sudden supply-side shock or rapid increase in demand, recycled gold can, and frequently does, come back on to the market, hence dampening any brewing price spike.
The second reason rests in the geographical diversity of mine production and gold reserves. These are much more diverse globally than other commodities, such as oil where production is highly concentrated in the Middle East. This leaves gold much less vulnerable to a regional or country-specific economic or political shock. Contrast this with oil, for example, where the price will often move aggressively driven by economic or political events in the Middle East.
3. HOW MUCH GOLD SHOULD I HOLD IN MY PORTFOLIO TO ENHANCE RISK-ADJUSTED RETURNS?
A joint study by the World Gold Council and New Frontier Advisors found that gold may have a comparable portfolio weight to asset classes such as small cap and emerging markets due to its value as a diversifying asset. It also found that the appropriate allocation to gold is dependant on the portfolio risk level. The study recommended a 1-2% allocation for low risk portfolios and 2-4% in a balanced risk portfolio.
4. HOW CAN I INVEST IN GOLD?
The gold market is highly liquid and there are a whole host of ways for investors to gain access. These include: gold coins and bars, exchange-traded funds, futures and options, warrants, allocated and unallocated gold accounts, gold accumulation plans, gold certificates, gold orientated funds and structural gold products.
5. WHAT IMPACT WOULD A US RECESSION HAVE ON THE GOLD PRICE?
Regression and correlation analysis suggest there is no relationship between changes in US GDP growth and changes in the gold price. Consequently, a US recession would not have negative implications for the gold price. This reflects the unique drivers of the gold price and underpins gold’s role as a diversifying asset, even in times of recession. For more information see “What does a US recession imply for the gold price?”, World Gold Council (www.gold.org).

6. IS GOLD CORRELATED TO OTHER METALS LIKE SILVER AND COPPER?
Gold exhibits a positive correlation to some of the other metals, particularly silver. At the end of H1 2008, the correlation coefficient between gold and silver was 0.78. The correlation to other commodities is weaker. For example, the correlation coefficient between the GSCI and gold was 0.52 at the end of H1 08. Gold is also positively correlated with inflation over the long-run. However, is does not correlate with mainstream financial assets, like stocks and bonds, underpinning its role as a portfolio diversifier.
7. CAN YOU TAKE PHYSICAL POSSESSION OF THE GOLD?
The Trustee, Bank of New York, does not deal directly with the public. The trust handles creation and redemption orders for the shares with Authorized Participants, who deal in blocks of 100,000 shares. An individual investor wishing to exchange shares for physical gold would have to come to the appropriate arrangements with his or her broker.
8. IS THE GOLD INSURED?
The Custodian, HSBC Bank (USA), will maintain such insurance for its business, including its bullion and custody business, as it deems appropriate. The Trustee and the Sponsor, WGTS, may review this insurance coverage periodically and upon notice, subject to confidentiality restrictions.
The Custodian is responsible for the safekeeping of the gold held on behalf of the Trust in accordance with the terms of the Allocated Bullion Account Agreement and is required to exercise reasonable care in the performance of its obligations. The Custodian is responsible for loss or damage suffered by the Trust as a direct result of any negligence, fraud, or willful default in the performance of its duties.
The Custodian’s liability is only for the market value of the gold held in the Trust Allocated Account or Trust Unallocated Account, respectively, at the time such negligence, fraud or willful default is discovered by the Custodian, provided that the Custodian notifies the Trustee promptly of its discovery.
9. WHERE IS THE GOLD HELD? IS IT SAFE?
The gold that underlies Gold Shares is held in the form of allocated 400 oz. London Good Delivery Bars in the London vaults of HSBC Bank USA. The safekeeping methods are essentially no different from those that have operated without a problem in the London market for centuries.
Those safeguards have stood the test of time for both individuals and institutions (including many governments) that store their gold in London vaults. We have tremendous confidence in the Custodian’s efforts to ensure the safety of the Trust’s gold bullion.
10. WHAT HAPPENS TO THE GOLD IF THERE IS A TERRORIST ATTACK AND IT IS STOLEN OR DAMAGED?
Though damage or loss as a result of such events is unlikely, should the gold be destroyed or damaged in a terrorist attack, the Custodian is not liable for any delay in performance or non-performance of any of its obligations under the Custody Agreements. See “Force Majeure” section of the prospectus. Should the gold in the Trust Allocated Account or Trust Unallocated Account be stolen or damaged, the Custodian would only be liable for the market value of the gold held in the Trust Allocated Account or Trust Unallocated Account if it were determined that such loss or damage were the result of negligence, fraud or willful default.
These are the legal considerations governing the operations of the Custodian. Actual experience in the aftermath of the terrorist attack that destroyed the World Trade Center in New York was that there was effectively no disruption to the operations of a custodian whose vault was unavailable for months, until it was eventually recovered undamaged. The Custodian was able to carry on more or less normal operations by using gold deposited at other locations, or by borrowing gold in the market, and did not have to default on a single transaction.

11. HOW IS GLD TREATED FROM A TAX STANDPOINT?
The United States Internal Revenue Service (IRS) treats gold as a collectible for long-term capital gains tax purposes. As such, gains recognized by individuals from the sale of SPDR Gold Shares are subject to a capital gains rate of 28% if held for more than one year.
This rule extends to all gold held by the Trust. Although there are some restrictions applicable to retirement plans such as IRAs and 401ks investing in collectibles, SPDR Gold Shares received a private letter ruling permitting investment by such retirement plans.
12. WHERE DO YOU GET THE SPOT PRICE FOR GOLD?
The spot price for gold is determined by market forces in the 24-hour global over-the-counter (OTC) market for gold. The OTC market accounts for most global gold trading, and prices quoted reflect the information available to the market at any given time. The spot price can be found on: www.thebulliondesk.com.
The London Bullion Market Association has about 60 full members, as well as a lot of associates. The London Fix is set by five of those member firms and is based upon actual buy and sell orders for gold in the global OTC market. A good analogy for the London Fix versus OTC trading would be to consider the London Fixes similar to opening/closing prices for stocks and to consider the spot price for gold as the continuous market price throughout the trading day.
The COMEX division of the New York Merantile Exchange is a derivatives exchange that acts as a marketplace to trade futures and options contracts on metals, including gold. Typically, gold futures contracts trade at a premium to the spot price. Further discussion can be found in the prospectus.
13. HOW DO I FIND THE INTRA-DAY NAV OF GLD?
The indicative intra-day NAV of GLD can be found at www.spdrgoldshares.com. The indicative intra-day value is calculated on the mid point of the bid/offer gold spot price.
14. HOW OFTEN IS THE TRUST AUDITED, AND DO THE AUDITORS HAVE ACCESS TO THE VAULT TO PHYSICALLY COUNT THE GOLD?
Agreements among the Trustee, Bank of New York and the Custodian, HSBC USA, NA allow for the Trustees to visit and inspect the Trust’s holdings of gold held by the custodian twice a year. In addition, The Trust’s independent auditors may audit the Gold holdings in the vault as part of their audit of the Financial Statements of the Trust.

Gold Custody FAQs
Following are responses to frequently asked questions concerning the custody of the gold transferred to the SPDR® Gold Trust, or the Trust. For further information about the custody of the Trust’s gold, including information about the duties and obligations of the custodian of the Trust’s gold and certain risks associated with the custody of the Trust’s gold, please refer to the Trust’s most recent Annual Report on Form 10-K and most recent Prospectus filed with the Securities and Exchange Commission. For your convenience, the Trust’s website (www.spdrgoldshares.com) provides links to the Trust’s most recent Annual Report and Prospectus.
15. WHO IS THE CUSTODIAN OF THE TRUST’S GOLD?
HSBC Bank USA, N.A., or the Custodian, serves as the custodian of the Trust’s gold. The Custodian is a national banking association organized under U.S. federal law. The Custodian is subject to supervision by the Federal Reserve Bank of New York and the Federal Deposit Insurance Corporation. The Custodian’s London custodian office is located at 8 Canada Square, London, E14 5HQ, United Kingdom. In addition to supervision and examination by the U.S. federal banking authorities, The Custodian’s London custodian operations are subject to supervision by the U.K. Financial Services Authority. The Custodian is also a market-maker, clearer and approved weigher under the rules of the London Bullion Market Association, or the LBMA.
The global parent company of the Custodian is HSBC Holdings plc, a public limited company incorporated in England.
16. WHERE IS THE TRUST’S GOLD PHYSICALLY HELD?
The Trust’s gold bars are physically stored by the Custodian at its London, England vaults. The Custodian holds all of the Trust’s gold bars, although the Custodian may temporarily use subcustodians to hold gold bars received by the Trust in connection with creation orders made by Authorized Participants pending transfer of the gold bars to the Custodian’s London vault premises. The Custodian will seek to promptly transport any gold bars held by a subcustodian to the Custodian’s London vault premises. More information about the subcustodians used by the Custodian is described below.
17. HOW IS GOLD TRANSFERRED TO OR WITHDRAWN FROM THE TRUST?
The Bank of New York Mellon, as trustee of the Trust, or the Trustee, and the Custodian have entered into agreements which establish the Trust’s unallocated account and the Trust’s allocated account. The Trust’s unallocated account is principally used to facilitate the transfer of gold between Authorized Participants and the Trust in connection with the creation and redemption of Baskets (a “Basket” equals a block of 100,000 SPDR® Gold Shares). The Trust’s Authorized Participants are the only persons that may place orders to create and redeem Baskets and, in connection with the creation of Baskets, are solely responsible for the delivery of gold to the Trust. The Trust never purchases gold in connection with the creation or redemption of Baskets or for any other reason. All gold transferred in and out of, and held by, the Trust must comply with the rules, regulations, practices and customs of the LBMA, including “The Good Delivery Rules for Gold and Silver Bars.” The specifications of a London Good Delivery Bar are discussed below. The Trust’s unallocated account is also used to facilitate the monthly sales of gold made by the Trustee to pay the Trust’s expenses.
Except when gold is transferred in and out of the Trust or when a small amount of gold remains credited to the Trust’s unallocated account at the end of a business day (which the Custodian is directed to limit to no more than 430 ounces), the gold transferred to the Trust is held in the Trust’s allocated account in bar form.
When Baskets are created or redeemed, the Custodian transfers gold in and out of the Trust through the unallocated accounts it maintains for each Authorized Participant and the unallocated and allocated gold accounts it maintains for the Trust. After gold has been first credited to an Authorized Participant’s unallocated account in connection with the creation of a Basket, the Custodian transfers the credited amount from the Authorized Participant’s unallocated account to the Trust’s unallocated account. The Custodian then allocates specific bars of gold from unallocated bars which the Custodian holds, or instructs a subcustodian to allocate specific bars of gold from unallocated bars held by or for the subcustodian, so that the total of the allocated gold bars represents the amount of gold credited to the Trust’s unallocated account to the extent such amount is representable by whole bars. The amount of gold represented by the allocated gold bars is debited from the Trust’s unallocated account and the allocated gold bars are credited to and held in the Trust’s allocated account. The process of withdrawing gold from the Trust for a redemption of a Basket follows the same general procedure as for transferring gold to the Trust for a creation of a Basket, only in reverse.
The Custodian updates its records at the end of each business day (London time) to identify the specific bars of gold allocated to the Trust and provides the Trustee with regular reports detailing the gold transfers in and out of the Trust’s unallocated account and the Trust’s allocated account. The Trust’s website includes a list of the gold bars held in the Trust’s allocated account. The list identifies each bar by bar number, brand, weight, fineness and fine weight and is updated once a week.
18. WHO ARE THE TRUST’S AUTHORIZED PARTICIPANTS AND WHAT IS THEIR FUNCTION?
Authorized Participants are the only persons that may place orders to create and redeem Baskets; the Trust does not deal directly with individual investors. Authorized Participants must be (1) registered broker-dealers or other securities market participants, such as banks and other financial institutions, which are not required to register as broker-dealers to engage in securities transactions and (2) Depository Trust Company (DTC) participants. Each Authorized Participant must establish an unallocated account with the Custodian in order to be able to process the gold transfers associated with creating and redeeming Baskets. Authorized Participants can place an order to create or redeem one or more Baskets on every day the NYSE Arca is open for trading. The Trust issues new Baskets to Authorized Participants in exchange for their delivery of gold to the Trust upon a creation and transfers gold to Authorized Participants in exchange for their delivery of Baskets to the Trust upon a redemption. In creating or redeeming Baskets, Authorized Participants may act for their own accounts or as agents for broker-dealers, custodians and other securities market participants that wish to create or redeem Baskets. An order for one or more Baskets may be placed by an Authorized Participant on behalf of multiple clients. A list of the Trust’s current Authorized Participants may be found in the Annual Report or Prospectus of the Trust most recently filed with the Securities and Exchange Commission.
19. WHAT IS AN UNALLOCATED ACCOUNT?
An unallocated account is an account with a bullion dealer, which may also be a bank, to which a fine weight amount of gold is credited. Transfers to or from an unallocated account are made by crediting or debiting the number of ounces of gold being deposited or withdrawn. As gold held in an unallocated account is not segregated from the bullion dealer’s assets, credits to an unallocated account represent only the bullion dealer’s obligation to deliver gold and do not constitute ownership of any specific bars of gold. The account holder is entitled to direct the bullion dealer to deliver an amount of physical gold equal to the amount of gold standing to the credit of the account holder. When delivering gold, the bullion dealer allocates physical gold from its general stock to the account holder with a corresponding debit being made to the amount of gold credited to the unallocated account.
The Trust’s unallocated account is only used for the transfer of gold to and from the Trust’s allocated account.
20. WHAT IS AN ALLOCATED ACCOUNT?
An allocated account is an account with a bullion dealer, which may also be a bank, to which individually identified gold bars owned by the account holder are credited. The gold bars in an allocated account are specific to that account and are identified by a list which shows, for each gold bar, the refiner, assay or fineness, serial number and gross and fine weight. The account holder has full ownership of the gold bars.
The Trust’s allocated account is only used for holding the allocated gold bars of the Trust.

21. WHEN IS GOLD NOT HELD IN THE TRUST’S ALLOCATED ACCOUNT?
All of the gold owned by the Trust is held in the Trust’s allocated account in bar form, with three exceptions:
•	Gold involved in creation or redemption activity on any given day will pass through the Trust’s unallocated account before being allocated to the Trust’s allocated account or transferred to an Authorized Participant’s unallocated account, as the case may be. The quantity of gold involved in creation or redemption activity on any given day has, over the life of the Trust, generally been small in comparison with the total gold holdings of the Trust. Additionally, creation and redemption activity has not taken place every trading day.

•	Because gold is allocated or deallocated by the Custodian only in multiples of whole bars (each bar must be between 350 and 430 fine troy ounces), each transfer of gold between the Trust’s allocated account and the Trust’s unallocated account connected with a creation or redemption of a Basket may result in a small amount of gold being held in the Trust’s unallocated account after the completion of the transfer. The Custodian has been instructed to hold no more than 430 ounces of gold in the Trust’s unallocated account at the close of each business day (London time). 430 ounces is the maximum weight allowed for a London Good Delivery Bar under the rules of the LBMA.

•	The Trustee sells a small quantity of gold every month in order to pay the Trust’s expenses. In connection with these sales, the Custodian deallocates gold bars from the Trust’s allocated account sufficient to meet the monthly expenses and credits this amount to the Trust’s unallocated account. The appropriate quantity of gold is then sold from the Trust’s unallocated account. Over the life of the Trust, the amounts of gold involved in these monthly sales have been very small in comparison to the total holdings of the Trust.
22. WHAT STANDARDS MUST BE MET BY THE GOLD TRANSFERRED TO THE TRUST?
All gold represented by a credit to any Authorized Participant’s unallocated account and to the Trust’s unallocated account and all gold bars held in the Trust’s allocated account with the Custodian must be of at least a minimum fineness (or purity) of 995 parts per 1,000 (99.5%) and otherwise conform to the rules, regulations practices and customs of the LBMA, including the specifications for a London Good Delivery Bar. Typically referred to as 400-ounce bars, a London Good Delivery Bar must contain between 350 and 430 fine troy ounces of gold, be of good appearance and be easy to handle and stack. The fine gold content of a gold bar is calculated by multiplying the gross weight of the bar (expressed in units of 0.025 troy ounces) by the fineness of the bar. A London Good Delivery Bar must also bear the stamp of one of the melters and assayers who are on the LBMA approved list. Additional specifications for a London Good Delivery Bar are described in “The Good Delivery Rules for Gold and Silver Bars” published by the LBMA. For more information about the LBMA, please see the LBMA’s website at www.lbma.org.uk.
23. IS THE TRUST’S GOLD EVER TRADED, LEASED OR LOANED?
Gold held in the Trust’s allocated account in bar form or credited to the Trust’s unallocated account is the property of the Trust and is not traded, leased or loaned under any circumstances.
24. WHEN DOES THE CUSTODIAN EMPLOY SUBCUSTODIANS FOR THE HOLDING OF THE TRUST’S GOLD?
The Custodian may employ subcustodians to provide temporary custody and safekeeping of gold bars until transported to the Custodian’s London vault premises. These subcustodians may in turn select other subcustodians to perform such temporary custody and safekeeping. The Custodian will seek to promptly transport gold bars that have been allocated in the vault of a subcustodian to the Custodian’s London vault. The transport of the gold bars is at the Custodian’s cost and risk. The sub-custodians selected and available for use by the Custodian as of September 30, 2008 are: The Bank of England, Brinks Ltd., Via Mat International and LBMA market-making members that provide bullion vaulting and clearing services to third parties. The Custodian will notify the Trustee if it selects any additional subcustodians or stops using any subcustodian it has previously selected.

25. WHAT EFFECT WOULD THE INSOLVENCY OF THE CUSTODIAN HAVE ON THE TRUST’S ALLOCATED ACCOUNT AND THE TRUST’S UNALLOCATED ACCOUNT?
The Trust has full ownership rights to the specific bars of gold allocated to the Trust’s allocated account. In the case of the insolvency of the Custodian, a liquidator may seek to freeze access to the gold held in all of the accounts maintained by the Custodian, including the Trust’s allocated account. Although the Trust would own the properly allocated gold bars, the Trust could incur expenses in connection with asserting control over such gold bars and the actions of the liquidator could delay creations and redemptions of Baskets.
Gold which is transferred to or from the Trust in connection with the creation or redemption of Baskets will be held for a time in the Trust’s unallocated account and, previously or subsequently, in the unallocated account of the purchasing or redeeming Authorized Participant. During those times, the Trust and the Authorized Participant, as the case may be, will have no proprietary rights to any specific bars of gold held by the Custodian and will each be an unsecured creditor of the Custodian with respect to the amount of gold held in such unallocated accounts. In the event the Custodian becomes insolvent, the Custodian’s assets might not be adequate to satisfy a claim by the Trust or the Authorized Participant for the amount of gold held in their respective unallocated accounts.
26: WHEN CAN THE TRUSTEE OR THE SPONSOR REMOVE OR REPLACE THE CUSTODIAN OR HIRE ADDITIONAL CUSTODIANS?
If the Trustee determines that maintaining gold with the Custodian is not in the best interests of the Trust’s shareholders, the Trustee will so advise World Gold Trust Services, LLC, the sponsor of the Trust, or the Sponsor. The Trustee will then take such reasonable action as the Sponsor may direct concerning the Custodian. In the absence of such instruction, the Trustee may initiate action to remove the gold bars from the Custodian or take such other action as the Trustee determines appropriate to safeguard the interests of the Trust’s shareholders.
In addition, the Sponsor may direct the Trustee to employ one or more other custodians in addition to or in replacement of the Custodian. The Trustee, with the Sponsor’s approval, may employ one or more other custodians selected by the Trustee for the safekeeping of gold and for services in connection with the deposit and delivery of gold. Before gold bars may be placed with any additional or successor custodian, the Trustee will determine that the custody agreements and any related custody arrangements applicable to the additional or successor custodian substantially satisfy specified requirements set forth in the Trust Indenture.

State Street Global Markets, LLC
State Street Financial Center
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Boston, MA 02111
866.320.4053
spdrgoldshares.com
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This material must be delivered with a prospectus. The prospectus contains material information about the Trust and its Shares which is material and/or which may be important to you. You should read the entire prospectus, including ‘‘Risk Factors’’ before making an investment decision about the Shares.
SPDR® Gold Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR Gold Shares, 30th Floor, Boston, MA 02111.
STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This document includes “forward-looking statements” which generally relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as “may, ” “will, ” “should, ” “expect, ” “plan, ” “anticipate, ” “believe, ” “estimate, ” “predict, ” “potential” or the negative of these terms or other comparable terminology.
All statements (other than statements of historical fact) included in this document that address activities, events or developments that will or may occur in the future, including such matters as changes in commodity prices and market conditions (for gold and the Shares), the Trust’s operations, the Sponsor’s plans and references to the Trust’s future success and other similar matters are forward-looking statements. Investors are cautioned that these statements are only projections. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the Sponsor made based on its perception of historical trends, current conditions and expected future developments, as well as other factors believed appropriate in the circumstances. Whether or not actual results and developments will conform to the Sponsor’s expectations and predictions, however, is subject to a number of risks and uncertainties, including, but not limited to fluctuations in the price of gold; reductions in the amount of gold represented by each Share due to the payment of Trust expenses and the impact of the termination of the fee reduction under the Trust Indenture; purchasing activity in the gold market associated with the purchase of Baskets from the Trust; the lack of experience of the Sponsor and its management in operating an investment vehicle such as the Trust; unanticipated operational or trading problems; the lack of protections associated with ownership of shares in an investment company registered under the Investment Company Act of 1940 or the protections afforded by the Commodity Exchange Act of 1936; the lack of a market for the Shares; the level of support from the World Gold Council; competition from other methods of investing in gold; the impact of large-scale distress sales of gold in times of crisis; the impact of substantial sales of gold by the official sector; the effect of a widening of interest rate differentials between the cost of money and the cost of gold; the loss, damage, theft or restrictions on access to the Trust’s gold; the lack of adequate sources of recovery if the Trust’s gold is lost, damaged, stolen or destroyed, including a lack of insurance; the failure of gold bullion allocated to the Trust to meet the London Good Delivery Standards; the failure of sub-custodians to exercise due care in the safekeeping of the Trust’s gold; the limited ability of the Trustee and the Custodian to take legal action against sub-custodians; the insolvency of the Custodian; the Trust’s obligation to reimburse the Purchaser and the Market Agent for certain liabilities in the event the Sponsor fails to indemnify them; competing claims over ownership of intellectual property rights related to the Trust; and other factors identified in the “Risk Factors” section of the Prospectus filed with the SEC and in other filings made by the Trust from time to time with the SEC. Consequently, all the forward-looking statements made in this material are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the Sponsor or Marketing Agent anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, the Trust’s operations or the value of the Shares. Neither the Sponsor, Marketing Agent nor any other person assumes responsibility for the accuracy or completeness of the forward-looking statements. Neither the Trust, Marketing Agent nor the Sponsor is under a duty to update any of the forward-looking statements to conform such statements to actual results or to reflect a change in the Sponsor’s or Marketing Agent’s expectation or projections.
The value of the Shares relates directly to the value of the gold held by the Trust (less Trust expenses) and fluctuations in the price of gold could materially adversely affect an investment in the Shares.
Investors should be aware that there is no assurance that gold will maintain its long-term value in terms of purchasing power in the future. In the event that the price of gold declines, the Sponsor expects the value of an investment in the Shares to similarly decline. Shareholders will not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act of 1940 or the protections afforded by the Commodity Exchange Act of 1936. The Trust is not registered as an investment company under the Investment Company Act of 1940 and is not required to register under such act. Neither the Sponsor nor the Trustee is subject to regulation by the CFTC. Shareholders will not have the regulatory protections provided to investors in CEA-regulated instruments or commodity pools.
Not FDIC Insured – No Bank Guarantee – May Lose Value
For more information: State Street Global Markets, LLC, One Lincoln Street, Boston, MA, 02111 • 866.320.4053 • www.spdrgoldshares.com
Marketed by State Street Global Markets, LLC, an affiliate of State Street Global Advisors, One Lincoln Street, Boston, MA 02111-2900      IBG.GLD.FAQ.0808.v1

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold, 30th Floor, Boston, MA 02111.